UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 27, 2006
Hines Real Estate Investment Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Maryland

(State or Other Jurisdiction of Incorporation)

000-50805	20-0138854

(Commission File Number)	(IRS Employer Identification No.)

2800 Post Oak Boulevard, Suite 5000, Houston, Texas	77056-6118

(Address of Principal Executive Offices)	(Zip Code)
(888) 220-6121

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On September 27, 2006, an indirect subsidiary of Hines-Sumisei U.S. Core Office Fund, L.P. (the “Core Fund”) entered into a contract to acquire LNR Warner Center I, II and III (“Warner Center”), an office complex located in the central business district of Woodland Hills, California. Hines REIT Properties, L.P., a subsidiary of Hines Real Estate Investment Trust, Inc. (“Hines REIT” or the “Company”), currently owns a 31.48% non-managing general partner interest in the Core Fund. The sellers, MP Warner Center LLC and MP Warner Center III, LLC, are unaffiliated with Hines Interests Limited Partnership (“Hines”), Hines REIT and its affiliates. The Core Fund consummated the acquisition of Warner Center on October 2, 2006. Certain terms of this agreement are set forth in Item 2.01 below and, as applicable, incorporated herein by reference.
     The Core Fund is an investment vehicle organized in August 2003 by Hines to invest in existing office properties in the United States that Hines believes are desirable long-term “core” holdings. The Core Fund is an affiliate of Hines and Jeffrey C. Hines, the chairman of the board for Hines REIT, and is managed by an affiliate of Hines.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     On October 2, 2006, an indirect subsidiary of the Core Fund, along with certain institutional investors that co-invest in certain properties with the Core Fund, acquired Warner Center. The indirect subsidiary of the Core Fund acquired an approximate 80% interest and the remaining 20% interest was acquired by the institutional co-investors. The Core Fund now indirectly holds interests in a portfolio of fourteen office properties.
     Warner Center consists of four five-story office buildings, one three-story office building and two parking structures that were constructed between 2001 and 2005. The buildings contain an aggregate of 808,274 square feet of rentable area and are approximately 98% leased. Health Net of California, Inc., a managed health care services company, leases 333,954 square feet, or approximately 41%, of the property’s rentable area, under a lease that expires in December 2011. NetZero, Inc., an internet service provider, leases 111,551 square feet, or approximately 14%, of the property’s rentable area, under a lease that expires in September 2014. No other tenant leases more than 10% of the rentable area.
     The contract purchase price for Warner Center was approximately $311.0 million, exclusive of transaction costs, financing fees and working capital reserves. The acquisition was funded by borrowings under a revolving credit facility with KeyBank National Association held by an indirect subsidiary of the Core Fund, capital contributions from the institutional co-investors and a $174.0 million mortgage loan obtained from Bank of America, N.A. in connection with the acquisition. The Bank of America loan bears interest at a fixed rate of 5.628% per annum, has a 10-year term and is secured by Warner Center. The loan documents contain customary events of default, with corresponding grace periods, including, without limitation, payment defaults, cross-defaults to other agreements and bankruptcy-related defaults, and customary covenants, including limitations on the incurrence of debt and granting of liens. This loan is not recourse to the Core Fund or to Hines REIT. Management expects that borrowings under the revolving credit facility with KeyBank will be repaid with capital contributions from investors in the Core Fund.
     Hines will serve as the property manager and will provide services in connection with the leasing, operation and management of Warner Center.
Item 7.01. Regulation FD Disclosure.
     On October 4, 2006, Hines, the sponsor of Hines REIT, issued a press release relating to the acquisition Warner Center by the Core Fund. A copy of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein are deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.
Item 8.01. Other Events.
     The board of directors of Hines REIT approved a revision to the Company’s share redemption program relating to the number of shares it may redeem under the program. This revision will become effective on January 1, 2007.

For the remainder of 2006, the Company may continue to redeem shares under its share redemption program subject to an annual limitation of 5% of the outstanding shares as of December 31, 2005. After January 1, 2007, the Company intends to allow redemptions of its shares under the program provided that the total number of shares redeemed during any calendar year may not exceed, as of the date the Company commits to any redemption, 10% of its shares outstanding as of the same date in the prior calendar year.
Item 9.01. Financial Statements and Exhibits.
     (a) Financial Statements of Real Estate Property Acquired. To be filed by amendment. The registrant hereby undertakes to file the financial statements required to be filed in response to this item on an amendment to this current Report on Form 8-K no later than 75 calendar days after October 2, 2006.
     (c) Exhibits

Exhibit Number	Exhibit Table

99.1	Press Release of Hines Interests Limited Partnership dated October 4, 2006

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to the potential acquisition of the properties described therein and funding sources for the same, are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include changes in general economic and real estate market conditions, risks associated with property acquisitions and other risks described in the Company’s “Risk Factors” section of the Registration Statement on Form S-11 and its other filings with the Securities and Exchange Commission.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HINES REAL ESTATE INVESTMENT TRUST, INC.
October 4, 2006	By:	/s/ Frank R. Apollo
Frank R. Apollo
Chief Accounting Officer